Pricing Supplement No. 1                            Registration No. 333-41350
Dated April 11, 2001                           Filed pursuant to Rule 424(b)(3)
(to Prospectus Supplement
Dated November 10, 2000 and
Prospectus Dated August 22, 2000)


                                U.S. $75,000,000

                            DARDEN RESTAURANTS, INC.
                           Medium-Term Notes, Series A
                             (7.45% Notes Due 2011)

                             ----------------------

Trade Date:                                       April 11, 2001

Settlement Date (Original Issue Date):            April 17, 2001

Maturity Date:                                    April 1, 2011

Extension Terms:                                  None

Principal Amount (in specified currency):         U.S. $75,000,000

Price to Public (Issue Price):                    99.887% of Principal Amount

Agent's Discount or Commission:                   .625% of Principal Amount

Net Proceeds to Darden Restaurants:               U.S. $74,446,500


Interest Rate:                                     X    Fixed Rate
                                                  [ ]   Floating Rate
                                                  [ ]   Original Issue Discount
                                                  [ ]   Amortizing
                                                  [ ]   Indexed

                                                  7.45% per annum (fixed rate)


Record Dates:                                     Each September 15 and March 15

Interest Payment Dates:                           Each October 1 and April 1

First Interest Payment Date:                      October 1, 2001

Redemption Terms:                                 None

Repayment Terms:                                  None

Form of Note (Book-Entry or Certificated):        Book-Entry

CUSIP No:                                         23719E AA1

Denominations:                                    Minimum denominations of
                                                  $1,000 or integral multiples
                                                  of $1,000.

Trustee and Paying Agent:                         Wells Fargo Bank Minnesota,
                                                  National Association

Other Terms:                                      All of the Notes need not be
                                                  issued at the same time and
                                                  the Notes offered pursuant to
                                                  this Pricing Supplement and
                                                  the Prospectus Supplement
                                                  dated November 10, 2000 may be
                                                  reopened, without notice to or
                                                  the consent of any holder, for
                                                  issuances of additional Notes
                                                  of that same series.  Any such
                                                  additional Notes may have the
                                                  same ranking and the same
                                                  interest rate, maturity and
                                                  other terms as the previously
                                                  issued Notes, and will be
                                                  consolidated with these
                                                  previously issued Notes.

     Darden Restaurants, Inc. may issue in an aggregate principal amount of up to $350,000,000 of Medium-Term Notes, Series A, and, to date, including this offering, an aggregate of $75,000,000 of Medium-Term Notes, Series A, have been issued. The Notes will not be listed on any securities exchange or included in any automated quotation system. The Agents will act in the capacity of agents.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense.

                             ----------------------

BANC OF AMERICA SECURITIES LLC
       FIRST UNION SECURITIES, INC.
                  SUNTRUST EQUITABLE SECURITIES CORPORATION
                                      WACHOVIA SECURITIES, INC.
                                                THE WILLIAMS CAPITAL GROUP, L.P.